United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 14, 2009

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34052	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

2972 Stender Way Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 907-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, DayStar Technologies, Inc. (the “Company”) received a letter from the Nasdaq Stock Market (the “Notice”) notifying the Company that for 30 consecutive trading days the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Marketplace Rule 5550(a)(2). The Notice also stated that the Company has been provided 180 calendar days, or until March 15, 2010, to regain compliance. To do so, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive trading days prior to March 15, 2010.

A copy of our press release announcing the Notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2009, Mssrs. Richard Nevins and Scott Schecter resigned from the Board of Directors of the Company. Copies of Mssrs. Nevins’s and Schecter’s letters of resignation are attached as Exhibits 17.1 and 17.2, respectively.

On September 15, 2009, Mr. William S. Steckel, Chief Financial Officer, Secretary, & Treasurer was appointed to the Board of Directors of the Company. Mr. Steckel will serve in this capacity until the Company’s annual meeting of its shareholders later this year. As an employee director, Mr. Steckel will not receive any additional compensation for his role on the Board of Directors.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
17.1	Letter of resignation dated September 17, 2009, from Richard Nevins

17.2	Letter of resignation dated September 18, 2009, from Scott Schecter

99.1	Press Release, dated September 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ William S. Steckel
Chief Financial Officer

Dated: September 18, 2009